UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

ISS REAFFIRMS SUPPORT FOR ESMARK SLATE OF DIRECTORS

CHICAGO, November 16, 2006 - Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, and advised by JPMorgan, today announced that Institutional Shareholder Services (ISS), one of the leading providers of proxy advisory services, REAFFIRMED its recommendation that shareholders vote FOR Esmark’s proposed slate of directors on the WHITE proxy card and FOR all other Esmark proposals at the upcoming Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) annual meeting scheduled for November 17.

Commenting on ISS’s continued support, Esmark Chief Executive Officer James P. Bouchard said:

“Today, ISS reaffirmed its recommendation to shareholders that they vote for the Esmark slate of directors. We appreciate the support of ISS along with other major shareholders of the company. We believe we have the more qualified board of directors, the right management team and the only realistic plan to fix Wheeling-Pitt. In addition, with USW support, we believe that we have the ability to unlock value at Wheeling-Pitt for its shareholders.

“Contrary to assertions made by Mr. Bradley today, ISS concluded that it continues to support Esmark for concrete reasons including the lack of union support for Wheeling-Pitt’s plan. In addition, concerns remain regarding Wheeling-Pitt’s valuation given to the Heartland facility, ability to import slabs, implement its operating strategy, and consummate the CSN transaction.

“It is important that everyone understands that if Wheeling-Pitt’s incumbent directors are left in their seats tomorrow, the process is over since this board sided with CSN months ago. A vote for the current slate is a vote to keep the failed management team in place and for continued conflict with the USW.

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“If our slate of directors is elected, a committee of directors independent of Esmark will fairly evaluate and negotiate strategic alternatives with third parties, including Esmark, and the committee will take into account the interests of Wheeling-Pitt’s shareholders.

“Finally, we have consulted with some of the major lenders of Wheeling Pitt as recently as yesterday, including the lead creditor. We believe that they will welcome the change in management and in the board of directors.”

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation stockholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh stockholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com. This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.927.8424 bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 630.947.4766 ctbouchard@esmark.com